Exhibit 10.1.

First Amendment to Lease

(Corporate Center)

This First Amendment to Lease dated this 1st day of May, 2002 shall amend the terms of that lease dated October 1, 1996, as extended, (“Lease”) by and between TEECO Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”) at Republic Corporate Center and any other amendments to such Lease.

Landlord and Tenant agree that the terms of the Lease shall be amended to increase the Tenant’s square footage by 5,008 square feet.  For this space, the Tenant’s rent shall be increased by $7,303.00, ($17.50 per square foot) per month effective May 1, 2002.  In addition, the terms of the Lease shall be amended to increase the Tenant’s square footage by 1,551 square feet on the first floor at $21.50 per square foot. For this first floor space, the Tenant’s rent shall be increased by $2,778.00 per month effective May 1, 2002.  The Landlord shall reduce the square footage under lease on the 4th floor by 591 square feet (at $17.50 per square foot), resulting in a monthly decrease in Tenant’s rent of $862.00.  The Tenant’s current monthly rent shall be increased to $78,636.00 per month effective May 1, 2002 and continue in accordance with the terms of that original Lease, as amended and extended, referenced herein.  Articles 1 and III of the original lease referenced herein shall be specifically amended to read as follows:

ARTICLE I.  PREMISES

SECTION I.  Tenant leases from Landlord and Landlord leases to Tenant the following described premises (hereinafter called the “Premises”):

Being 48,901 square feet of rentable office space located in the Republic Corporate Center (hereinafter called “the Building”) located at Sixth and Market Streets in Louisville, Kentucky, 40202 in Jefferson County.

ARTICLE III.  RENT AND OPERATING EXPENSES

SECTION 1.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective date of this Amendment, the sum of $78,636.00.

All other terms, conditions and provisions of that original and extended Lease dated October 1, 1996, as previously extended, shall remain unchanged and incorporated by reference under this First Amendment of Lease.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have caused this Amendment to be executed by their duly authorized officers as of the day and year first set forth above.

TEECO Properties

By:	/s/ Steven E. Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes

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